Exhibit 10.1

Reference is hereby made to that certain First Amended and Restated Forbearance Agreement, dated as of July 15, 2020 (as amended by that certain amendment dated July 22, 2020, as amended by that certain amendment dated July 29, 2020 and as amended hereby, the “Forbearance Agreement”), by and among Jill Acquisition LLC, a Delaware limited liability company (“Jill Acquisition”), J.Jill Gift Card Solutions, Inc., a Florida corporation (“J.Jill Gift Card Solutions” and together with Jill Acquisition, each a “Borrower” and collectively, the “Borrowers”), J.Jill, Inc., a Delaware corporation (“Parent”), CIT Finance LLC, as administrative agent and collateral agent (in such capacities, the “Agent”) and the Lenders party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Forbearance Agreement.

Pursuant to Section 6.06 of the Forbearance Agreement, the Forbearance Agreement may only be amended or modified in writing by the Credit Parties and the Required Lenders (or the Agent at the direction of the Required Lenders), subject to any additional requirements under the Credit Agreement, if applicable; provided that, at the option of the Required Lenders in their sole discretion, any such amendment may be effectuated through email confirmation.

The Credit Parties have requested, notwithstanding the terms and conditions of the Forbearance Agreement, that the Agent and the Required Lenders consent to and approve the following amendments to the Forbearance Agreement:

1.	The reference to “August 6, 2020” in Section 2.02(a) of the Forbearance Agreement shall be replaced with “August 13, 2020”;

2.	The reference to “August 6, 2020” in Section 4.01(e) of the Forbearance Agreement shall be replaced with “August 13, 2020”;

3.	Section 4.03 of the Forbearance Agreement shall be amended and restated in its entirety as follows:

“4.03 Payment of Expenses. The Credit Parties agree to pay and reimburse the Agent promptly for all of its heretofore and hereafter incurred reasonable and documented out-of-pocket costs and expenses in accordance with Section 13.01(i) of the Credit Agreement arising in connection with this Agreement, the Credit Agreement and the other Credit Documents, including the reasonable fees and disbursements of Stradley Ronon Stevens & Young, LLP (“Stradley”) and any financial advisor or consultant for the Agent.”

; and

4.	The reference to “August 6, 2020” in Section 6.01(b) of the Forbearance Agreement shall be replaced with “August 13, 2020”

(collectively, the “Proposed Amendments”).

We have been authorized on behalf of the Agent and the Required Lenders to consent to and approve the Proposed Amendments. Such consent agreed to herein (a) is strictly limited to the Proposed Amendments, (b) shall not extend nor be deemed to extend to any other Event of Termination, Default or Event of Default that may now exist or hereafter arise under the Forbearance Agreement, the Credit Agreement or any of the other Credit Documents, whether similar or dissimilar to the matters consented to herein, or to any other covenant, representation, warranty, or agreement under the Forbearance Agreement, the Credit Agreement or any of the other Credit Documents, (c) shall not impair, restrict or limit any right or remedy of the Agent or any Lender with respect to the Forbearance Agreement, the Credit Agreement or any of the other Credit Documents, and (d) shall not constitute any course of dealing or other basis for altering any obligation of the Credit Parties, or any right, privilege or remedy of the Agent and the Lenders, under the Forbearance Agreement, the Credit Agreement or any of the other Credit Documents. Other than the Proposed Amendments, all of the other terms, provisions and conditions of the Forbearance Agreement shall remain unaltered and in full force and effect and are hereby ratified, confirmed and reaffirmed by the Credit Parties as of, and through, the date hereof, including, without limitation the following: (i) all of the Credit Parties’ representations and warranties contained in Section V of the Forbearance Agreement are reaffirmed and are true, correct and complete through the date hereof; (ii) the Credit Parties represent and warrant that no Event of Termination has occurred under the Forbearance Agreement; and (iii) the release set forth in Section 4.04 of the Forbearance Agreement is reaffirmed and granted by Releasors through the date hereof.

The effectiveness of the Proposed Amendments (including the consent of the Agent and the Lenders thereto) is further subject to our receipt of (a) the consent (which may be made via email) of the Credit Parties to the Proposed Amendments upon the terms and conditions set forth herein, and (b) the consent (which may be made via email) of the Term Loan Agent, the “Required Forbearing Lenders” party to (and as defined in) the Term Loan Forbearance Agreement and the Credit Parties, confirming an amendment to the stated termination date of the Forbearance Period under the Term Loan Forbearance Agreement to August 13, 2020, in form and substance reasonably acceptable to the Agent and the Lenders.

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